FIRST AMENDMENT TO
DEVON OEI OPERATING, INC.
EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
MEMBERSHIP AGREEMENT

     WHEREAS, Devon OEI Operating, Inc. (the “Company”) and Robert K. Reeves (the “Employee”) have heretofore entered into a Membership Agreement (the “Agreement”) evidencing the terms and conditions of the Employee’s membership in the Devon OEI Operating, Inc. Executive Supplemental Retirement Plan (the “Plan”); and

     WHEREAS, the Company and Employee desire to amend the Agreement in certain respects;

     NOW, THEREFORE, the Company and Employee hereby agree that, effective as of April 29, 2003, a new Section 11 is added to the Agreement to read as follows:

1.

“Notwithstanding anything in the Plan or this Agreement to the contrary, upon Employee’s termination of employment with the Company and its affiliates Employee shall receive, in lieu of an annuity under the Plan, an amount equal to 100% of the Actuarial Equivalent (as such term is defined in the Plan on February 23, 2003) of his then vested Accrued Benefit in a single lump sum, which shall be paid as soon as reasonably practical after such termination. Upon such payment, the non-vested portion, if any, of Employee’s Accrued Benefit shall be forfeited and Employee shall cease to be a Member.”

2.	Employee hereby consents to the Company fully funding only the vested portion of Employee’s Accrued Benefit under the Plan pursuant to Section 8.01 of the Plan, as amended by the Third Amendment.

3.	As amended hereby, the Agreement is specifically ratified and reaffirmed.

     EXECUTED effective this April 29, 2003.

OCEAN ENERGY, INC.

By:__________________
Name:________________
Title:_________________

EMPLOYEE

__________________________
Robert K. Reeves